NEWS RELEASE

                              SEPTEMBER 6, 2000

                       CIRCUIT SYSTEMS, INC. ANNOUNCES
                       PRE-NEGOTIATED CHAPTER 11 FILING


      Circuit Systems, Inc. (NASDAQ: CSYI), announced today it has initiated a Chapter 11 case for the purpose of implementing a pre-negotiated restructuring plan with its primary lender, LaSalle National Bank.

      "We are excited about the future of Circuit Systems" said President and CEO D.S. Patel. "Through the sale of our Silicon Valley high tech, time-critical delivery facility, and the recent closing of our unprofitable Tennessee facility, we will reduce our debt level substantially. This will allow us to refocus on our core Illinois printed circuit board manufacturing business, which has always been a solid performer."

      Circuit Systems will be seeking approval of the Bankruptcy Court for restructuring financing from LaSalle, "We are pleased to have LaSalle's cooperation," said Patel, "as it allows us to have stable financing available to fund on-going operations until our exit from Chapter 11."

      Patel indicated that the company's reorganization plan would be on file with the court shortly and that a prompt approval process was anticipated. Brent I. Kugman & Associates is serving as financial advisor and the Chicago office of Greenberg Traurig LLP is serving as legal counsel to Circuit Systems.

      Headquartered in Elk Grove Village, Illinois, Circuit Systems, Inc. is a manufacturer of single-sided, double-sided and multilayer printed circuit boards in low to high volumes. The Company operates printed circuit board manufacturing facilities in Elk Grove Village and Antioch, Illinois, Greeneville, Tennessee and Santa Clara, California. Infovision, the Company's information technology solutions and service provider subsidiary, operates from the Company's administrative headquarters in Elk Grove Village, Illinois and maintains a satellite and training office in Layton, Utah.

      Note: To the extent any statements in this press release may be deemed to be forward-looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business which include, but are not limited to, those discussed herein, as well as those discussed in the Company's Annual Report on From 10-K or in other filings or statements made by or on behalf of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which may be inaccurate. Actual events or results may differ materially. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance or achievements. The Company undertakes no obligation to publicly release any updates or revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.